THE LAMSON & SESSIONS CO.


LIMITED POWER OF ATTORNEY





The Undersigned, an officer of The Lamson & Sessions Co., an Ohio corporation, does hereby constitute and appoint James J. Abel, Aileen Liebertz, William H. Coquillette, and Jennifer H. Boyce, jointly and severally, with full power and substitution and resubstitution, as attorney(s) to sign for him and in his name and file with the Securities and Exchange Commission, any report on Form 3, Form 4, Form 5, including any amendments thereto, with full power and authority to do and perform any and all acts and things whatsoever necessary and required to be done in connection with such signing and filing as fully to all intents and purposes as he would do if personally present, hereby ratifying and approving the acts of said attorney(s) and any substitute(s) therefor in connection with such signing.


EXECUTED as of the 7th day of August, 2006.




						    /s/ Michael R. Pearch
						      Michael R. Pearch